Exhibit 99.1

FOR IMMEDIATE RELEASE
May 13, 2010

COMPANY CONTACT:
     Kendra Berger
     Chief Financial Officer
     NTN Buzztime, Inc.
     (760) 438-7400

CCG CONTACT:
     Mark Collinson
     Partner
     CCG Investor Relations
     (310) 954-1343

NTN Buzztime, Inc. Announces First Quarter 2010 Results

CARLSBAD, Calif., May 13/PRNewswire-FirstCall/ — NTN Buzztime, Inc. (NYSE AMEX: NTN) today announced results for the first quarter ended March 31, 2010.

Results for the First Quarter Ended March 31, 2010

Revenues for the first quarter of 2010 were $6.3 million, compared to revenues of $6.2 million for the same period of 2009.  The 1% increase in revenue was largely the result of higher site count in the first quarter of 2010 than in the comparable 2009 period offset by a decrease in average revenue generated per site.

The Company ended the first quarter of 2010 with 4,041 subscribing venues, compared to 3,764 at March 31, 2009, an increase of 7.4%.  During the first quarter of 2010, installations were up approximately 5% while terminations were up 2% compared with the first quarter of 2009.  Customer churn was 6.4% for the quarter, an improvement from 6.7% in the prior year period.

Total site counts	Q1	Q1	Increase
and churn percentages	2010	2009	(Decrease)
Site Count – Beginning of Quarter	4,016	3,746	270
Q1 Installations	283	270	13
Q1 Terminations	(258)	(252)	(6)
Site Count - End of Quarter	4,041	3,764	277
Churn Percentage	6.4%	6.7%	(0.3)

Gross margin as a percentage of revenue remained consistent in the first quarter of 2010 compared to the first quarter of 2009 at 76%.

Selling, general and administrative expenses increased 2%, to $4.9 million for the first quarter of 2010 from $4.8 million for the first quarter of 2009.  Selling, general and administrative expenses increased primarily due to an increase in payroll and related expense of $239,000 due to a net increase in headcount during the three months ended March 31, 2010 as compared to the same period in 2009; increased travel expense of $120,000 related to the expansion of our account management team, increased bad debt expense of $48,000 and increased software maintenance costs of $43,000.  These increases were offset by reductions in severance expense of $165,000 related to the reduction in workforce that occurred in the first quarter of 2009, decreased recruiting expense of $103,000 related to our search for a new chief executive officer during the first quarter of 2009 and decreased legal fees of $98,000, which primarily related to legal fees associated with the asset acquisitions that were completed during 2009.

Depreciation and amortization expense (excluding depreciation and amortization included in direct operating costs) increased $45,000, to $172,000 for the three months ended March 31, 2010 from $127,000 in the same period in 2009 primarily due to the acquisition of intangible assets, which has resulted in increased amortization expense.

Net loss for the first quarter of 2010 was $0.4 million, or $0.01 per share, compared to a net loss of $0.3 million or $0.00 per share in the same period a year ago.

Commenting on the first quarter results, Michael Bush, NTN Buzztime’s CEO, noted the business is experiencing incremental growth on a year over year basis.  “While I am pleased to see site gains, the objective of the strategic review process we have initiated is to accelerate sales and profit growth beyond rates we have had to date.  We have a solid business model on which to move forward, but there are significant opportunities for improvement which we intend to take advantage of in the coming quarters.”

Conference Call

Management will review these results in a conference call today, May 13, 2010, at 4:30 p.m. ET.

To access the conference call, please dial (877) 477-6824 if calling from the United States or Canada, or (706) 643-7334 if calling internationally, and use passcode 73237000. Please dial in several minutes prior to the start time for registration purposes.

A replay will be available until May 20, 2010, which can be accessed by dialing (800) 642-1687 if calling from the United States or Canada or (706) 645-9291 if calling internationally. Please use passcode 73237000 to access the replay.

The call will also be accompanied live by webcast over the Internet and accessible at the Company's Web site at http://www.buzztime.com.

About Buzztime

NTN Buzztime, Inc. (NYSE Amex: NTN) is one of the most popular interactive bar and restaurant entertainment networks. Trusted for over 25 years by restaurant, bar and pub owners, Buzztime develops trivia, card and sports games and broadcasts them on the Buzztime Network to 4,000 locations throughout North America.  More than 1,000,000 registered players use a blue Playmaker or their Apple iPhone® to compete in more than 4,500,000 games each month.  Players spread the word and invite friends and family to their favorite Buzztime location to enjoy an evening of fun and competition or unwind from a hectic day.   Buzztime ups the fun factor – turning visitors into regulars and attracting new players every day of the week.  For the most up-to-date information on NTN Buzztime, please visit www.buzztime.com.

Forward-looking Statements
This release contains forward-looking statements which reflect management's current views of future events and operations including but not limited to growth opportunities and estimates of financial performance and cash flows. These statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those expressed or implied by such forward-looking statements. These risks and uncertainties include risks associated with recent management changes, the Company's ability to grow its out-of-home Buzztime iTV network and implement other business strategies, the risk of changing economic conditions, failure of product demand or market acceptance of both existing and new products and services and the impact of competitive products and pricing. Please see NTN Buzztime, Inc.'s recent filings with the Securities and Exchange Commission for information about these and other risks that may affect the Company. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof, and NTN Buzztime, Inc. does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

(financial tables follow)

NTN BUZZTIME, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except par value amount)

ASSETS	March 31, 2010	December 31, 2009
Current Assets:
Cash and cash equivalents	$3,105	$3,637
Accounts receivable, net	1,003	606
Investment available-for-sale	169	180
Prepaid expenses and other current assets	512	634
Total current assets	4,789	5,057
Broadcast equipment and fixed assets, net	4,216	3,809
Software development costs, net	1,174	1,374
Deferred costs	968	1,080
Goodwill	1,237	1,202
Intangible assets, net	1,325	1,585
Other assets	192	190
Total assets	$13,901	$14,297

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued liabilities	$2,371	$2,285
Sales tax payable	865	855
Obligations under capital leases—current portion	435	300
Deferred revenue	375	523
Other current liabilities	119	294
Total current liabilities	4,165	4,257
Sales taxes payable, excluding current portion	74	128
Obligations under capital leases, excluding current portion	208	173
Deferred revenue, excluding current portion	89	82
Other liabilities	188	239
Total liabilities	4,724	4,879
Commitments and contingencies

Shareholders’ equity:
Series A 10% cumulative convertible preferred stock, $.005 par value, $161 liquidation preference, 5,000 shares authorized; 161 shares issued and outstanding	1	1
Common stock, $.005 par value, 84,000 shares authorized; 60,688 and 60,359 shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively	303	302
Treasury stock, at cost, 503 shares at March 31, 2010 and December 31, 2009	(456)	(456)
Additional paid-in capital	115,855	115,740
Accumulated deficit	(107,257)	(106,868)
Accumulated other comprehensive income	731	699
Total shareholders’ equity	9,177	9,418
Total liabilities and shareholders’ equity	$13,901	$14,297

NTN BUZZTIME, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2010	2009
Revenues	$6,271	$6,196

Operating expenses:
Direct operating costs (includes depreciation and amortization)	1,534	1,502
Selling, general and administrative	4,924	4,832
Depreciation and amortization (excluding depreciation and amortization included in direct costs)	172	127
Total operating expenses	6,630	6,461
Operating loss	(359)	(265)
Other income, net	6	41
Loss before income taxes	(353)	(224)
Provision for income taxes	(36)	(31)
Net loss	$(389)	$(255)
Net loss per common share – basic and diluted	$(0.01)	$(0.00)
Weighted average shares outstanding
Basic and diluted	59,900	55,224

NTN BUZZTIME, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED CASH FLOW DATA *
(Unaudited)
(In thousands)

	Three months ended March 31,
	2010	2009
Cash flows provided by (used in) operating activities:
Net loss	$(389)	$(255)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	780	620
Provision for doubtful accounts	94	31
Gain on contract termination	(11)	—
Stock-based compensation	60	39
Loss from disposition of equipment and capitalized software	2	39
Changes in assets and liabilities:
Accounts receivable	(488)	(12)
Prepaid expenses and other assets	77	(91)
Accounts payable and accrued expenses	8	169
Income taxes payable	50	(14)
Deferred costs	115	33
Deferred revenue	(142)	19
Net cash provided by operating activities	156	578
Cash flows used in investing activities:
Capital expenditures	(302)	(338)
Software development expenditures	(314)	(200)
Trademark license	(35)	—
Net cash used in investing activities	(651)	(538)
Cash flows provided by (used in) financing activities:
Principal payments on capital leases	(83)	(9)
Proceeds from exercise of stock options	56	—
Net cash used in financing activities	(27)	(9)
Net (decrease) increase in cash and cash equivalents	(522)	31
Effect of exchange rate on cash	(10)	(82)
Cash and cash equivalents at beginning of period	3,637	3,362
Cash and cash equivalents at end of period	$3,105	$3,311

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